Exhibit 99.1

NEWS RELEASE

ICF International Announces Andrea Baier to Succeed Isabel Reiff as Corporate Growth Leader

Ms. Reiff Will Retire July 31 after 26 Years with the Company

FOR IMMEDIATE RELEASE

Contact: Steve Anderson, steve.anderson@icfi.com, +1.703.934.3847

FAIRFAX, Va. (April 13, 2015) - ICF International (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, announced today that Andrea Baier, senior vice president and strategic account leader for ICF, will succeed Executive Vice President Isabel Reiff as head of Corporate Growth and Business Development. Ms. Reiff, a named executive officer of the company, will retire on July 31, 2015, after more than 25 years of service.

Ms. Baier has been with ICF for 26 years and has reported to Ms. Reiff for the past eight years.  During this time, Ms. Baier has been critical to ICF’s strategic and tactical growth plans and account development.

“I want to personally thank Isabel for all she has done to make ICF into the successful company it is today,” said ICF International Chairman and CEO Sudhakar Kesavan. “Her leadership and insight have helped propel the company into numerous markets and expanded ICF’s scope of business tremendously.

“As Andrea and Isabel have worked closely together for a number of years developing and implementing business strategies that support ICF’s growth, we expect this to be a smooth transition,” Mr. Kesavan added. “Andrea is a well-respected executive with a track record of success. We are pleased to have such a high-caliber leader prepared to step into this important position.”

Ms. Reiff joined ICF in 1989 and has more than 30 years of experience in public policy and program consulting. She has led ICF’s corporate growth and strategic accounts group since 2007 and has managed operating groups and significant client engagements in different parts of the business. Prior to joining ICF, she held positions with the U.S. Environmental Protection Agency and with local government.

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About ICF International

ICF International (NASDAQ:ICFI) provides professional services and technology solutions that deliver beneficial impact in areas critical to the world's future. ICF is fluent in the language of change, whether driven by markets, technology, or policy. Since 1969, we have combined a passion for our work with deep industry expertise to tackle our clients' most important challenges. We partner with clients around the globe—advising, executing, innovating—to help them define and achieve success. Our more than 5,000 employees serve government and commercial clients from more than 70 offices worldwide. ICF's website is www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.